Exhibit 10.9

February 24, 2025

Tassos Gianakakos

Dear Tassos,

As you may know, Kardigan, Inc., a Delaware corporation (the “Kardigan”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated February 24, 2025, by and among the Company, Pullover Mergersub, Inc., a Delaware corporation (“MergerSub”), Prolaio, Inc., a Delaware corporation (the “Company”), and certain other parties pursuant to which the Company shall become a wholly owned subsidiary of Kardigan. Capitalized terms not defined herein shall have the meanings ascribed in the Merger Agreement.

1. Capital Stock Bonus. Subject to and conditioned upon the Closing, upon the successful completion of the Integration (as defined below) (the date Kardigan’s board of directors makes a determination that the Integration has been successfully completed, the “Milestone Date”), so long as you are providing services to Kardigan or its subsidiaries as an employee or consultant on both the Milestone Date and the Milestone Payment Date (as defined below), Kardigan will pay to you a bonus in the amount of $9,000,000 (the “Base Bonus”) plus the Gross-Up Amount (as defined below) (together the “Bonus”), subject to and in accordance with the terms of this letter agreement. The Bonus shall be paid to you within sixty (60) days of the later of (i) the Milestone Date and (ii) the Next Financing Transaction (the latest to occur of the date in clause (i) or clause (ii) is referred to herein as the “Milestone Payment Date”) in a number of shares of Applicable Capital Stock determined by dividing the Bonus by the Applicable Stock Price; provided, however, that the Milestone Payment Date must occur on or prior to the Expiration Date (as defined below). Notwithstanding the foregoing, in the event of a Deemed Liquidation Event (as defined in Kardigan’s Certificate of Incorporation, as amended, restated or modified from time to time) prior to the Milestone Payment Date and prior to the Expiration Date, the Bonus shall be paid to you in cash within sixty (60) days of the consummation of such Deemed Liquidation Event, provided that you are providing services to Kardigan or its subsidiaries as an employee or consultant through the date of such Deemed Liquidation Event. For the avoidance of doubt, in the event that neither the Milestone Payment Date nor a Deemed Liquidation Event occurs on or prior to the Expiration Date, the Bonus shall be forfeited by you as of the Expiration Date without any payment of consideration thereof and you shall have no further rights or interests under this letter agreement.

Notwithstanding the foregoing, if your services are terminated without Cause (as defined below) or if you terminate your services for Good Reason (as defined below), in either case after the Milestone Date but prior to the Milestone Payment Date, you shall remain eligible to receive the Bonus upon the occurrence of the Next Financing Transaction (or, if earlier, a Deemed Liquidation Event) as described herein; provided, however, your right to receive the Bonus following any such termination shall be subject to your execution and non-revocation of a general release of claims in favor of Kardigan in a form acceptable to Kardigan (the “Release”), which Release shall become effective within sixty (60) days following the date of your termination.

As used in this Section 1:

“Alternative Financing Transaction” means any equity financing transaction in which the stockholders of Kardigan receive securities in a company that is publicly listed on the Nasdaq Stock Market, the New York Stock Exchange or another marketplace or exchange approved by Kardigan’s board of directors, including, without limitation, a reverse merger transaction or a deSPAC business combination with a concurrent PIPE.

“Applicable Capital Stock” means (i) Kardigan’s Common Stock issued in Kardigan’s IPO (if the Next Financing Transaction is Kardigan’s IPO), (ii) the series of preferred stock issued by Kardigan to investors in Kardigan’s Next Preferred Stock Financing (if the Next Financing Transaction is Kardigan’s Next Preferred Stock Financing), or (iii) the publicly-listed securities that stockholders of Kardigan receive in an Alternative Financing Transaction (if the Next Financing Transaction is an Alternative Financing Transaction).

“Applicable Stock Price” means (i) the per share offering price to the public of Kardigan’s Common Stock set forth on the cover of the final prospectus for Kardigan’s IPO if the Next Financing Transaction is Kardigan’s IPO, (ii) the lowest purchase price per share of Kardigan’s Preferred Stock sold for cash in Kardigan’s Next Preferred Stock Financing if the Next Financing Transaction is Kardigan’s Next Preferred Stock Financing, or (iii) the fair market value per share of the publicly-listed securities that stockholders of Kardigan received in an Alternative Financing Transaction as of the closing date of such Alternative Financing Transaction if the Next Financing Transaction is an Alternative Financing Transaction.

“Cause” means any of the following:

your conduct constituting a material act of misconduct in connection with the performance of your duties, including, without limitation, (A) willful failure or refusal to perform material responsibilities that have been requested by Kardigan; (B) dishonesty to Kardigan with respect to any material matter; or (C) misappropriation of funds or property of Kardigan or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Kardigan property for personal purposes;

your commission of certain acts satisfying the elements of (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud;

your misconduct, regardless of whether or not in the course of your services, that would reasonably be expected to result in material injury or reputational harm to Kardigan or any of its subsidiaries or affiliates if you were to continue to provide services in the same position;

continued non-performance of your duties hereunder (other than by reason of your physical or mental illness, incapacity or disability) which has continued for more than 10 business days following written notice of such non-performance from Kardigan;

a material violation of any of Kardigan’s written employment policies by you; or

your failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by Kardigan to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

“Expiration Date” means February 24, 2032.

“Good Reason” means that you have completed all steps of the Good Reason Process (as defined below) following the occurrence of any of the following events without your consent (each, a “Good Reason Condition”)

(i) a material diminution in your responsibilities, authority or duties;

a material diminution in your base salary except for across-the-board salary reductions based on Kardigan’s financial performance similarly affecting all or substantially all senior management employees of Kardigan; or

the requirement that you report other than to Kardigan’s board of directors.

“Good Reason Process” consists of the following steps:

(i) you reasonably determine in good faith that a Good Reason Condition has occurred;

you notify Kardigan in writing of the first occurrence of the Good Reason Condition within 60 days of the first occurrence of such condition;

you cooperate in good faith with Kardigan’s efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition;

notwithstanding such efforts, the Good Reason Condition continues to exist at the end of the Cure Period; and

you terminate your services within 60 days after the end of the Cure Period.

If Kardigan cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

“Integration” means the assumption by Kardigan of the Company’s general and administrative functions, consisting of the Company’s finance and accounting systems,

HR and payroll systems, and IT systems, as determined in good faith by Kardigan’s board of directors.

“Kardigan’s Next Preferred Stock Financing” means a bona fide transaction or series of transactions following the Closing with the principal purpose of raising capital, pursuant to which Kardigan issues and sells a newly authorized series of preferred stock (“Kardigan’s Preferred Stock”) at a fixed valuation. For the avoidance of doubt, any sale of Kardigan’s Series A Preferred Stock shall not be deemed Kardigan’s Next Preferred Stock Financing.

“Kardigan’s IPO” means the closing of Kardigan’s first sale of its Common Stock to the public in a firm commitment underwritten initial public offering pursuant to a registration statement on Form S-1 or Form SB-2 under the Securities Act of 1933, as amended.

“Next Financing Transaction” means the earlier to occur of (i) Kardigan’s Next Preferred Stock Financing, (ii) Kardigan’s IPO or (iii) any Alternative Financing Transaction.

In the event that after the Next Financing Transaction or a Deemed Liquidation Event and prior to the issuance of the Applicable Capital Stock there is (i) a subdivision, split, dividend payable in shares, reverse-split, or similar adjustment applicable to the Applicable Capital Stock or (ii) the Applicable Capital Stock is exchanged, reclassified, converted or subject to similar adjustment, appropriate adjustment shall be made to the Applicable Capital Stock and Applicable Stock Price for purposes of this letter agreement so that you will receive property, securities or other rights with a fair market value equivalent to the Applicable Capital Stock that you would have received at the Applicable Stock prior to any such adjustment.

2. Gross Up. In addition to the $9,000,000 Base Bonus set forth above, Kardigan shall make an additional bonus payment (the “Gross-Up Payment” and the amount of such Gross-Up Payment, the “Gross-Up Amount” payable as described above) to you to cover a portion of all applicable federal, state and local income and employment taxes applicable to your Bonus such that the net amount received by you after all such income and employment taxes are paid (including, without limitation, any and all income and employment taxes withheld and paid over to the applicable taxing authority on your behalf and taking into account any incremental income and employment taxes imposed on such Gross-Up Payment) is equal to the net amount you would have received if the Base Bonus were instead subject to tax at applicable long-term capital gain rates.

3. Loan. In the event that the shares of Applicable Capital Stock issued to you are issued on the Next Financing Transaction are not Freely Tradeable Shares, subject to compliance with applicable law (including the Sarbanes-Oxley Act of 2002, as amended (“SOX”)), Kardigan shall loan to you an amount necessary to cover all applicable federal, state and local taxes applicable to your Bonus (the “Loan”). The Loan shall bear interest at the applicable federal rates published by the Internal Revenue Service, and shall mature and all amounts owed under the Loan shall be due and payable upon the earliest to occur of (i) the tenth anniversary of the Loan, (ii) a Deemed Liquidation Event and (iii) immediately before any event or transaction, as a result of which, the lending relationship evidenced thereby would be prohibited by applicable law, including, without limitation, under Section 13(k) of the Securities Act of 1934, as amended. In addition, any proceeds from the sales of any Applicable Capital Stock (or any securities or other property into which the Applicable Capital Stock may be exchanged, reclassified or converted) held by you or any distributions thereon shall be used to repay the principal and accrued interest under the Loan (with each such payment applied first to any accrued interest and second to any outstanding principal). The Loan shall be evidenced by a customary note agreement (and applicable pledge or security documents), with a minimum of 50% personal recourse, prepared by

Kardigan in good faith. The Applicable Capital Stock shall be pledged by you as security for your obligations under the Loan, including without limitation the timely payment of the principal and interest under the Loan, and all certificates or instruments representing or evidencing the Applicable Capital Stock shall be delivered to and held by Kardigan and shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Kardigan. For the avoidance of doubt, if a Deemed Liquidation Event is the payment event for the Bonus, no Loan will be issued.

4. Tax Determination. For purposes of calculating your income taxes for the Gross- Up Payment and the amount of the Loan, Kardigan shall apply the highest applicable marginal tax rates and long-term capital gains rate (as applicable) in each applicable jurisdiction that apply to you. All determinations required to be made with respect to the Gross-Up Payment and the Loan, including the Gross-Up Amount, the amount of the Loan and applicable tax rates, shall be made by the board of directors of Kardigan in good faith and reasonable discretion after consultation with you. Any good faith determination by the board of directors of Kardigan with respect to any such matters shall be binding upon Kardigan and you. The Bonus and Gross-Up Payment, if any, shall be subject to your satisfaction of any applicable withholding taxes on your behalf and subject to Kardigan’s normal payroll processes and procedures, which may be subtracted from the Bonus and Gross-Up Payment to the extent (A) the Loan is prohibited under applicable law (including by Kardigan withholding shares of the Applicable Capital Stock otherwise payable to you with a fair market value on the date of issuance equal to the applicable tax withholding obligation) and (B) you elect not to advance cash for the applicable withholding taxes to the Company.

5. Section 409A. The provisions regarding all payments to be made hereunder shall be administered such that all payments shall be exempt from or comply with Section 409A of the Internal Revenue Code and the regulations and guidance promulgated under the Internal Revenue Code (“Section 409A”). To the extent that any payment to be made under this letter agreement is subject to Section 409A and any provision of this letter agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A. For purposes of Section 409A, your right to receive any installment payments pursuant to this letter agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this letter agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. The parties agree that this letter agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. Notwithstanding the foregoing, Kardigan makes no representations that the payments and benefits provided pursuant to this letter agreement comply with or are exempt from Section 409A and in no event shall Kardigan be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

6. Employment At-Will Status. Nothing in this letter agreement alters the at-will status of your employment with Kardigan or its subsidiaries and Kardigan and its subsidiaries may terminate your employment or service at any time.

7. Confidentiality. You agree that you will not disclose to any person or third party, other than on a confidential basis to your immediate family and your legal and/or financial advisors, the fact that Kardigan has entered into this letter agreement with you or the terms and conditions of this letter agreement.

8. Successors and Assigns. This letter agreement shall be binding upon and shall insure to the benefit of the successors, assigns, personal representatives, heirs and legatees of the respective parties.

9. Unfunded Obligation. Nothing in this letter agreement shall require Kardigan or its subsidiaries, for purposes of satisfying any obligations under this letter agreement, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall Kardigan or any of its subsidiaries maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Prior to the payment to you of the Bonus, you shall have no rights under this letter agreement other than as an unsecured general creditor of Kardigan.

10. Integration. This letter agreement constitutes the entire agreement between Kardigan and you with respect to the subject matter hereof and supersedes all prior agreements and discussions between such parties concerning such subject matter.

11. Miscellaneous. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the conflict of laws principles of such State. The parties hereby agree that this letter may only be amended or modified by a written instrument signed by you and a duly authorized representative of Kardigan.

12. Counterparts. This letter agreement may be executed in multiple counterparts, each of which shall be deemed an original agreement, but all of which, taken together, shall constitute one and the same agreement, binding on the parties. This letter agreement may be executed by a party’s signature transmitted by facsimile or emailed pdf, and copies of this letter agreement and any such document or instrument executed and delivered by such means shall have the same force and effect as copies executed and delivered with original signatures.

Remainder of Page Left Intentionally Blank

Very truly yours,

KARDIGAN, INC.

By:	/s/ Minako Pazdera
Name: Minako Pazdera
Title: General Counsel

Acknowledged this 24th day of
February, 2025:

/s/ Tassos Gianakakos
Name: Tassos Gianakakos

BONUS INTEGRATION

AGREEMENT

This BONUS INTEGRATION AGREEMENT (the “Agreement”), dated as of September 4, 2025, is entered into by and between Kardigan, Inc., a Delaware corporation (the “Company”), and Tassos Gianakakos (the “Bonus Recipient” and, together with the Company, the “Parties” and each, a “Party”).

WHEREAS, pursuant to (i) that certain Agreement and Plan of Merger, dated as of February 24, 2025, by and among the Company, Pullover Merger Sub, Inc., Prolaio, Inc. (“Prolaio”) and Shareholder Representative Services LLC and (ii) that certain bonus letter agreement, dated as of February 24, 2025, by and between the Company and the Bonus Recipient (the “Bonus Agreement”), following the successful completion of the Integration (as defined in the Bonus Agreement), on the Milestone Payment Date, the Bonus Recipient is entitled to receive the Bonus (as defined in the Bonus Agreement), consisting of the Base Bonus (as defined in the Bonus Agreement) and the Gross-Up Amount (as defined in the Bonus Agreement), payable in shares of Applicable Capital Stock.

WHEREAS, the Company is entering into a Series B Preferred Stock Purchase Agreement as of even date herewith (the “Purchase Agreement”), pursuant to which the Company will sell shares of its Series B Preferred Stock, par value $0.00001 per share (the “Series B Preferred Stock”), at a price per share equal to $21.365080.

WHEREAS, (i) the sale of Series B Preferred Stock pursuant to the Purchase Agreement qualifies as Kardigan’s Next Preferred Stock Financing (and the Next Financing Transaction) and (ii) accordingly, the Applicable Capital Stock will be the Series B Preferred Stock.

WHEREAS, the Company and the Bonus Recipient desire to enter into this Agreement (i) to set forth all the payments, liabilities, obligations and duties of the Parties in connection with the Bonus Agreement and the issuance of the Series B Preferred Stock pursuant to the Purchase Agreement and (ii) to modify the Bonus Agreement such that (A) the Bonus Recipient will forfeit Series B Preferred Stock to satisfy the tax withholding obligations due in connection with the transactions contemplated by this Agreement, subject to and in accordance with the terms of this Agreement, (B) certain payments required to be made under the Bonus Agreement will be paid in cash to the Bonus Recipient for certain tax liabilities required to be satisfied directly by the Bonus Recipient and certain payments required to be made under the Bonus Agreement will be remitted to tax authorities via payroll for certain tax liabilities required to be satisfied by the Company through payroll and (C) no Loan will be issued to the Bonus Recipient.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Series B Share Issuance and Tax Payments. Notwithstanding anything to contrary set forth in the Bonus Agreement, the Bonus Recipient agrees that in full satisfaction of Company’s obligation to satisfy the Bonus, that concurrently with the execution of this Agreement: (i) the Company shall issue to the Bonus Recipient that number of shares of Series B Preferred Stock as is set forth opposite the Bonus Recipient’s name on Schedule A hereto under the heading “Gross Series B Preferred Shares” less the number of shares of Series B Preferred Stock as is set forth opposite the Bonus Recipient’s name on Schedule A hereto under the heading “Withheld Shares” in satisfaction of the tax withholding and other tax obligations due in connection with the transactions contemplated by this Agreement (for an aggregate net issuance equal to that number of shares of Series B Preferred Stock as is set forth opposite the Bonus Recipient’s name on Schedule A hereto under the heading “Net Shares Issued”); (ii) the Bonus Recipient shall deliver executed counterpart signature pages to (a) the Amended and Restated Investors’ Rights

Agreement, dated as of September 4, 2025 as an “Investor”, (b) the Amended and Restated Voting Agreement, dated as of September 4, 2025 as an “Investor” and (c) the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of September 4, 2025 as an “Investor” (collectively, the “Stockholders Agreements”), attached hereto as Exhibit A; and (iii) in connection with the Withheld Shares, the Company will pay the Bonus Recipient $136,103.76 in cash in satisfaction of certain tax liabilities required to be satisfied directly by the Bonus Recipient and the Company will remit $4,912,141.96 directly to federal and state tax authorities via payroll in satisfaction of certain tax liabilities required to be satisfied by the Company through payroll.

2. Representations and Warranties of the Company. The Company represents and warrants to the Bonus Recipient as follows:

(a) It is duly organized, validly existing, and in good standing under the laws of the state of Delaware.

(b) It has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder.

(c) The execution and delivery of this Agreement by the Company, the performance of its obligations hereunder, and the consummation by such entity of the transactions contemplated hereby have been duly and validly authorized by all necessary actions on the part of the Company, and no other proceedings on the part of such entity are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Bonus Recipient, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (the “Enforceability Limitations”).

(d) The shares of Series B Preferred Stock, when issued and delivered in accordance with the terms of and for the consideration set forth in this Agreement, will be validly issued, fully paid and non-assessable, and free and clear of any and all liens (other than liens imposed under securities laws, any organizational document of the Company, including the Stockholders Agreements and any other equityholders’ agreement related to the Company to which the Bonus Recipient is a party). The shares of Series B Preferred Stock, when issued and delivered in accordance with the terms of and for the consideration set forth in this Agreement, will not be issued in violation of any provision of the organizational documents of the Company, including any rights of first refusal, preemptive rights, or any other similar rights of any party thereto contained therein.

3. Representations, Warranties and Covenants of the Bonus Recipient. The Bonus Recipient represents and warrants to, and agrees with, the Company, as follows:

(a) The Bonus Recipient has the requisite legal entity power and authority to execute and deliver this Agreement and to perform his obligations hereunder and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by the Bonus Recipient. Assuming due authorization, execution and delivery of this Agreement by the other party hereto, this Agreement constitutes a legal, valid and binding obligation of the Bonus Recipient, enforceable against the Bonus Recipient in accordance with his terms, except as such enforceability may be limited by the Enforceability Limitations.

(c) The Bonus Recipient is acquiring the Series B Preferred Stock issued pursuant to this agreement for his own account for investment and not with a view to, or for offer or resale in connection with, a distribution of any such shares or any “beneficial interest” in such shares within the meaning of the Securities Act of 1933 (the “Securities Act”), and the rules and regulations thereunder, and the Bonus Recipient has no present intent, agreement or understanding to sell, pledge or otherwise dispose of any of such shares or any beneficial interest in any of such shares to any other individual or entity after the transactions contemplated hereby are consummated. The Bonus Recipient acknowledges that, upon their issuance, the shares of Series B Preferred Stock will not have been registered under the Securities Act or the securities laws of any state or other jurisdiction, and will not be transferable unless registered under the Securities Act, and any applicable state laws or an exemption from registration is then available. The Bonus Recipient is an accredited investor (as defined under Rule 501(a) of Regulation D under the Securities Act.

(d) The Bonus Recipient is a sophisticated investor, has knowledge and experience in financial and business matters and is capable (if applicable, with the assistance of his professional advisers) of independently evaluating the merits and risks of investing in the Company.

4. Release.

(a) The Parties agree that the issuance of the Series B Preferred Stock, the cash payments set forth in Section 1 and the transactions contemplated by this Agreement are in complete and full satisfaction of all obligations, liabilities and duties of the Parties with respect to the Bonus Agreement, and the Parties shall have no further obligations, liabilities or duties with respect to the Bonus Agreement, except as expressly set forth herein. For the avoidance of doubt, the Parties agree and acknowledge that notwithstanding Section 3 of the Bonus Agreement, the Company and the Bonus Recipient have agreed that the Bonus Recipient is not entitled to any Loan (as defined in the Bonus Agreement) under the Bonus Agreement. In the event of any conflict between this Agreement and the Bonus Agreement, this Agreement shall govern.

(b) In exchange for the execution of this Agreement, the receipt and sufficiency of which as good and valuable consideration are hereby acknowledged by all parties, the Bonus Recipient, for himself and for any and all of his successors in interest, successors, predecessors in interest, predecessors, affiliates, parents, family members, assigns or transferees and each of them, hereby knowingly, irrevocably and unconditionally forever release and discharge the Company and each of its past and present controlling persons, stockholders, successors, successors in interest, predecessors, predecessors in interest, assigns, affiliates, subsidiaries, and each of their respective past and present owners, partners, members, shareholders, principals, assigns or transferees, employees, agents, representatives, officers, directors, managers, attorneys and advisors from any and all claims, demands, rights, causes of action, lawsuits, debts, obligations, duties, and liabilities, arising out of, related to, concerning, or in connection with the Bonus Agreement, except for the obligations set forth in this Agreement.

5. Miscellaneous.

(a) Any notice, request, instruction or other document to be given hereunder by a Party shall be in writing and shall be deemed to have been given (x) when received if given in person or by courier or a courier service, or (y) on the date of transmission if sent by email if transmitted without indication of delivery failure prior to 5:00 p.m. local time for the recipient (and if transmitted without indication of delivery failure after 5:00 p.m. local time for the recipient, then delivery will be deemed duly given at 9:00 a.m. local time for the recipient on the subsequent business day):

(i)	If to the Company, addressed as follows:

Kardigan, Inc.

131 Oyster Point Blvd, Second Floor

South San Francisco, CA 94080

Attention: General Counsel

Email: [***]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: [***]

Email: [***]

(ii)	If to the Bonus Recipient, addressed to the applicable address set forth on the signature page hereto.

(b) If any provision (or portion thereof) of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions (or portions thereof) hereof shall not be affected thereby and such other provisions (or portions thereof) shall remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner adverse to any Party. Upon such determination that any provision (or portion thereof) of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to amend, modify or supplement this Agreement so as to effect the original intent of the Parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(c) This Agreement may be amended, modified or supplemented only in a writing signed by the Parties.

(d) Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States dollars and all payments hereunder shall be made in United States dollars.

(e) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, including its statute of limitations, without giving effect to any laws, including any borrowing statute, that would result in the application of the laws of any jurisdiction other than the State of Delaware.

(f) This Agreement may be executed and delivered (including by facsimile or email transmission of a portable document format (PDF) files) in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

KARDIGAN, INC.

By:	/s/ Tassos Gianakakos
Name: Tassos Gianakakos
Title: Chief Executive Officer

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

BONUS RECIPIENT:

/s/ Tassos Gianakakos
Tassos Gianakakos

[Signature page to Bonus Integration Agreement]

Schedule A

Bonus Recipient

Bonus Recipient	Address	Gross Series B Preferred Shares	Withheld Shares	Net Shares Issued
Tassos Gianakakos		549,378	236,286	313,092

Exhibit A

Signature Pages to Stockholders Agreements

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